Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES C CONVERTIBLE PREFERRED STOCK OF

NEUROLOGIX, INC.

NEUROLOGIX, INC., a Delaware corporation (the “Corporation”), does hereby certify as of this 19th day of  November, 2007, pursuant to authority conferred by Article 4 of the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation,” which term includes this Certificate of Designations, Preferences and Rights) and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted a resolution authorizing the creation of a series of Preferred Stock, $0.10 par value per share, of the Corporation (“Preferred Stock”) having the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as follows:

Series C Convertible Preferred Stock

A.  Designation and Amount.  The shares of such series of preferred stock shall be designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares initially constituting such series shall be 700,000, which number may be increased or decreased by the Board of Directors without a vote of stockholders, except as otherwise provided in the Certificate of Incorporation; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares of Series C Preferred Stock then outstanding plus the number of shares of Series C Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series C Preferred Stock.

B.  Dividends.

(1)  The holders of Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, preferential dividends at the annual rate of 9% per share on the Series C Original Purchase Price (as hereinafter defined), payable in semi-annual installments on December 1 and June 1, or, if any such date is a Saturday or Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday (each a “Dividend Payment Date”).  All dividends shall be payable in cash or, as provided in Section B(2) hereof, in shares of Common Stock (as defined in Section E(15) hereof) when, as and if declared by the Board of Directors of the Corporation.  Dividends on each share of Series C Preferred Stock shall accrue cumulatively on a daily basis, whether or not earned or declared, from and including the date of issuance of such share to and including the date on which such dividends are paid.  All accrued and unpaid dividends shall be paid upon conversion of any shares of the Series C Preferred Stock or upon a Liquidation (as hereinafter defined).  For the purposes of the Certificate of Incorporation, “Series C Original Purchase Price” shall mean $35.00 per share (subject to appropriate adjustment in the event of any stock split, recapitalization, reclassification or similar event).

(2)      Accrued and unpaid dividends on any shares of the Series C Preferred Stock being converted pursuant to Section E hereof shall be paid on the date of such conversion in cash or in fully paid and non-assessable shares of Common Stock at the option of the Company.  The number of shares of Common Stock to be issued under this Section B(2) shall be determined by dividing (i) the amount of accrued and unpaid dividends on each such share of the Series C Preferred Stock subject to conversion by (ii) the weighted average price of the Common Stock on the securities exchange or other market or over-the-counter system on which the Common Stock is traded, during the 60 trading day period ending on the date that is two business days prior to the effective date of such conversion (or, if there is no public market for the Common Stock, by the Series C Conversion Price as defined in Section E(1) hereof); provided, that no fractional shares of Common Stock shall be issued, but cash shall be paid in lieu thereof as provided in Section E(4) hereof.

(3)       No dividend or distribution shall be declared, paid or set aside on any shares of Series A Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”) or Common Stock, unless all accrued and unpaid dividends on all outstanding shares of Series C Preferred Stock have been paid in full.

(4)       The right to receive dividends with respect to any share of Series C Preferred Stock pursuant to this Section B shall cease upon conversion of such shares pursuant to Section E.

C.  Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”);

(1)  The holders of Series C Preferred Stock shall be entitled to receive with respect to such Liquidation pro rata in accordance with the shares of Series C Preferred Stock then held by them, and on a pari passu basis with the holders of the Corporation’s Series A Preferred Stock, prior and in preference to any distribution or payment of any assets of the Corporation, whether such assets are capital or surplus of any nature, to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series C Preferred Stock, an amount equal to the greater of (i) the sum of (1) the Series C Original Purchase Price per share and (2) an amount equal to all accrued and unpaid dividends thereon (whether or not declared) and (ii) the amount that the holders of Series C Preferred Stock would be entitled to receive if all such shares of Series C Preferred Stock had been converted into Common Stock pursuant to Section E hereof immediately prior to the record date for the distributions relating to the Liquidation (the “Series C Liquidation Preference Amount”).  If the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Liquidation Preference and the liquidation preference of all other securities that rank pari passu with the Series C Preferred Stock, then the entire assets of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the holders of holders of all other securities that rank pari passu with the Series C Preferred Stock pro rata in accordance with the shares held by them.

(2)  The (i) consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all its assets, or (iii) the sale, exchange or transfer by the Corporation’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Corporation shall be deemed to be a Liquidation (subject to the provisions of this Section C and not the provisions of Section E(8) hereof, unless Section E(8) is elected in the following proviso); provided, however, that the holders of at least seventy percent (70%) of the then outstanding shares of Series C Preferred Stock shall have the right to elect that the benefits of the provisions of Section E(8) apply to all outstanding shares of Series C Preferred Stock in lieu of receiving payment upon a Liquidation of the Corporation pursuant to this Section C.

D.  Voting.

(1)  Except as may be otherwise provided by law or in the Certificate of Incorporation, the holders of Series C Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to, actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock.  Each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series C Preferred Stock is then convertible pursuant to Section E hereof (such Common Stock equivalence being referred to in this Certificate of Incorporation as an “As Converted Basis”).

(2)  So long as the Series C Preferred Stock represents at least five percent (5%) of the outstanding capital stock of the Corporation on an As Converted Basis, the Corporation will not authorize, create or issue any class of capital stock which shall be junior to the Company’s Series D Convertible Preferred Stock, par value $0.10 per share (the “Series D Preferred Stock”), but shall be senior to, or on a parity with, the Series C Preferred Stock, or create or authorize any obligation or security convertible into shares of any such class of capital stock, whether any such authorization, creation or issuance shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, without the written consent of the holders of at least seventy percent (70%) in interest of the then outstanding shares of Series C Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class on an As Converted Basis.

E.  Conversion.  The holders of shares of Series C Preferred Stock shall have the following conversion rights and obligations:

(1)  Right to Convert.  Subject to the terms and conditions of this Section E, the holder of any share or shares of Series C Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series C Preferred Stock (except that upon any Liquidation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series C Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series C Preferred Stock so to be converted by the Series C Original Purchase Price and (ii) dividing the result by $1.63 or, in case an adjustment of such price has taken place pursuant to the further provisions of this Section E, then by the conversion price as last adjusted and in effect at the date any share or shares of Series C Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series C Conversion Price”).  Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of one or more certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.  Notwithstanding any other provisions hereof, if a conversion of Series C Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Series C Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

(2)  Automatic Conversion.

(a)  Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series C Conversion Price (i) immediately prior to the closing of a firm underwritten public offering of Common Stock of the Corporation at a price per share of at least $5.65 (subject to appropriate adjustment in the event of any stock split, recapitalization, reclassification or similar event) and that results in gross proceeds of at least $50,000,000 (a “Qualified Offering”) or (ii) upon the written consent of the holders of at least seventy percent (70%) in interest of the then outstanding shares of Series C Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class on an As Converted Basis.

(b)  Effective upon the filing of this Amended and Restated Certificate of Designations, Rights and Preferences, each share of Series C Preferred Stock held by a Qualified Holder (as hereinafter defined) shall automatically be converted into (i) 0.710172 shares of Series D Preferred Stock and (ii) 0.408109 additional shares of Series C Preferred Stock (collectively, the “Qualified Shares”).  For the purposes hereof, “Qualified Holder” shall mean a holder of Series C Preferred Stock who shall have purchased at least the same dollar amount of the Series D Preferred Stock as such holder’s initial purchase of Series C Preferred Stock from the Company.

(3)  Dividends; Mechanics of Conversion.

(a)  Before any holder of Series C Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for such Series C Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  In the event of an automatic conversion pursuant to Section E(2)(a), the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such Series C Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.  The Corporation is not obligated to issue certificates evidencing such shares of Common Stock issuable upon such automatic conversion (including shares of Common Stock to be issued upon the payment of accrued, but unpaid, dividends at the time of conversion pursuant to Section B(2)) unless the certificates evidencing such shares of Series C Preferred Stock (or, with respect to shares held in book entry form, a written letter of instruction) are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that any such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series C Preferred Stock, a certificate for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as a result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the written notice referred to in Section E(1) and surrender of the shares of Series C Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of a Qualified Offering or the date of receipt of the written consent referred to in Section E(2)(a)(ii), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  Upon any such conversion, the Corporation shall pay to the holder of each share of the Series C Preferred Stock, subject to conversion, all accrued and unpaid dividends thereon in the manner specified in Section B(2) hereof.

(b)  In the event of an automatic conversion pursuant to Section E(2)(b), the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such Series C Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.  The Corporation is not obligated to issue certificates evidencing the Qualified Shares issuable upon such automatic conversion unless the certificates evidencing the Series C Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the Qualified Holder notifies the Corporation that any such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such Qualified Holder certificates for the number of Qualified Shares to which the holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made on the effective date of the filing of this Certificate of Designations, Rights and Preferences, and the person or persons entitled to receive the Qualified Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Qualified Shares on such date.  Upon any such conversion, the Corporation shall pay to the Qualified Holder of each share of the Series C Preferred Stock, subject to conversion, all accrued and unpaid dividends thereon in the manner specified in Section B(2) hereof.

(4)  Fractional Shares; Partial Conversion.  No fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously paid or payable on the Common Stock issued upon such conversion.  With respect to certificated shares, in case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to Section E(1) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 4, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the closing price of such fractional share as quoted on the Over-the-Counter Bulletin Board, or such other market or exchange on which the Common Stock is then traded on the last business day before conversion (or, if not traded on the Over-the-Counter Bulletin Board or other market or exchange, as determined in good faith by the Board of Directors), and based upon the aggregate number of shares of Series C Preferred Stock surrendered by any one holder.

(5)  Adjustment of Series C Conversion Price Upon Issuance of Common Stock.  Except as provided in paragraphs 6 and 7, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5(a) through 5(g), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, (such number being appropriately adjusted to reflect the occurrence of any event described in paragraph 7), then, forthwith upon such issue or sale, the Series C Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock and Common Stock equivalents outstanding immediately prior to such issue or sale calculated on a fully diluted basis assuming conversion of all Series C Preferred Stock and the exercise or exchange of all outstanding derivative securities exercisable or exchangeable for Common Stock (not including, for purposes of this formula, Common Stock reserved for issuance pursuant to an option plan or similar agreement) multiplied by the then existing Series C Conversion Price and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) an amount equal to the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issue or sale calculated on a fully diluted basis assuming conversion of all Series C Preferred Stock and the exercise or exchange of all outstanding derivative securities exercisable or exchangeable for Common Stock (not including, for purposes of this formula, Common Stock reserved for issuance pursuant to an option plan or similar agreement), but excluding any shares of Common Stock issuable as a result of the application of any anti-dilution adjustment and (B) the total number of shares of Common Stock issuable in such issue or sale.

For purposes of this paragraph (5), the following subparagraphs (5)(a) to (5)(g) shall also be applicable:

(a)  Issuance of Rights or Options.  In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series C Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding.  Except as otherwise provided in subparagraph 5(c), no adjustment of the Series C Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(b)  Issuance of Convertible Securities.  In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (i) except as otherwise provided in subparagraph 5(c), no adjustment of the Series C Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series C Conversion Price have been or are to be made pursuant to other provisions of this paragraph 5, no further adjustment of the Series C Conversion Price shall be made by reason of such issue or sale.

(c)  Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 5(a), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5(a) or 5(b), or the rate at which Convertible Securities referred to in subparagraph 5(a) or 5(b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series C Conversion Price in effect at the time of such event shall forthwith be readjusted (in each case by an amount equal to not less than one cent ($.01)) to the Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no such readjustment shall result in an increase to the Series C Conversion Price above the Series C Conversion Price that would have been in effect had such Option or Convertible Security never been issued; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities without exercise, the Series C Conversion Price then in effect hereunder shall forthwith be increased to the Series C Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(d)  Stock Dividends.  In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 7), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(e)  Consideration for Stock.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

(f)  Record Date.  For purposes of this Section 5, in case the Corporation shall not set a record date for the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.  The foregoing shall in no way limit the ability of the Board of Directors of the Corporation to set the record date for determining shareholders of the Corporation entitled to vote on matters submitted for a vote of the shareholders.

(g)  Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph 5.

(6)           Certain Issues of Capital Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series C Conversion Price in the case of the issuance of (i) securities issued, or deemed issued (as provided below), to directors, officers, employees or consultants of the Corporation or a subsidiary of the Corporation in connection with their service as directors of the Corporation or a subsidiary of the Corporation, their employment by the Corporation or a subsidiary of the Corporation or their retention as consultants by the Corporation or a subsidiary of the Corporation under stock option plans of the Corporation; (ii) shares of Common Stock issuable upon exercise of warrants outstanding as of the date hereof or upon conversion of the Series A Preferred Stock or Series C Preferred Stock; (iii) shares of Common Stock issued, or deemed issued (as provided below), pursuant to a merger, consolidation or stock or asset acquisition approved by the Corporation’s Board of Directors; (iv) securities of the Corporation for any purpose and in any amount as approved by the holders of at least seventy percent (70%) in interest of the shares of Series C Preferred Stock issued as of the date hereof, given in writing or by a vote at a meeting, separately as one class on an As Converted Basis; (v) shares issued, or deemed issued, to persons or entities in connection with a strategic partnership, joint venture or other similar agreement with the Corporation, provided such issuances are primarily for other than equity financing purposes and are approved by two-thirds of the members of the Board of Directors; (vi) shares issued, or deemed issued, pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution approved by two-thirds of the members of the Board of Directors; provided such financing is primarily for non-equity financing purposes; (vii) shares of Series D Preferred Stock issued by the Corporation or shares of Common Stock issuable upon the conversion thereof; and (viii) shares of Common Stock issued or issuable upon exercise of warrants issued to purchasers of Series D Preferred Stock.

(7)           Subdivision or Combination of Common Stock.  In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(8)           Reorganization or Reclassification.  If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series C Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(9)           Notice of Adjustment.  Upon any adjustment of the Series C Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series C Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(10)         Other Notices.  In case at any time:

(a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(b) the Corporation shall offer for subscription prorata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(c)  there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 15 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(11)           Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series C Preferred Stock (including shares of Common Stock to be issued upon the payment of accrued, but unpaid, dividends at the time of conversion pursuant to Section B(2)) as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock (including shares of Common Stock to be issued upon the payment of accrued, but unpaid, dividends at the time of conversion pursuant to Section B(2)).  The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time.  The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or other market upon which the Common Stock may be listed.

(12)           No Reissuance of Series C Preferred Stock.  Shares of Series C Preferred Stock which are converted pursuant to Section E hereof shall not be reissued.

(13)           Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

(14)           Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock, in any manner which interferes with the timely conversion of such Series C Preferred Stock except as may otherwise be required to comply with applicable securities laws.

(15)           Definition of Common Stock.  As used in this Section E, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Series C Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series C Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section E(8).

F.  Redemption.    Neither the Corporation nor any holder of Series C Preferred Stock shall be entitled to demand redemption of any of the shares so held.

G.      Fractional Shares.  The Series C Preferred Stock may be issued in fractions of a share, which fractions shall entitled the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions (including upon a Liquidation) and to have the benefit of all other rights of the Series C Preferred Stock.

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations, Preferences and Rights to be signed by its Chief Executive Officer on the 19th day of November, 2007.

NEUROLOGIX, INC.

By:	/s/ Marc Panoff
Name: Marc Panoff
Title: Chief Financial Officer